July 1, 1999



Mr. Einar W. Sissener
Alpharma A.S.
Harbitzalleen 3
Postboks 158 Skoyen
N-0212 Oslo 2 Norway

Dear Einar:

This letter agreement will delineate the material terms of your compensation arrangements with Alpharma Inc. ("AL") and its subsidiaries (together, the "Worldwide Group") which will become effective July 1, 1999 and shall continue in effect as provided herein. In accordance with the recommendation by the Compensation Committee and approval by the Board of Directors of AL at its June 10, 1999 meeting, your compensation arrangements are as follows:

     1. While you serve as Chairman of AL you will receive an annual fee of $150,000. This fee will also cover your services as Chairman of Alpharma U.S., Inc. ("AL-US"), as Chairman of the Office of the Chief Executive of AL, as a director of Alpharma A.S. ("AL-Oslo") and as a director or in such other positions to which you are or may be elected by the boards of directors of the various other companies of Worldwide Group. In addition, you will be eligible for a bonus in such amount as the Compensation Committee may recommend so long as you provide services as chairman of the Office of the Chief Executive.

     2. Such annual fee shall be paid in $U.S. by AL in approximately equal monthly installments. Your annual fee will be reviewed annually by the Compensation
          Committee for adjustment, subject to Board approval, as of July 1, 2000 and each subsequent year.

     3. Although your residence is in Norway, you will be expected to be personally present at the corporate offices in Fort Lee and elsewhere in the United States from time to time as required to perform your responsibilities (including consulting services provided under Section 6 below). Accordingly, AL agrees to provide appropriate accommodations and transportation for you when you are in the New York metropolitan area and to reimburse you for other reasonable travel expenses incurred in carrying out your responsibilities in the United States. It is understood that the Company will continue to provide your current apartment in New York City and Company provided car through at least 1999 and that you will have the opportunity to purchase at appraised value the Company-provided car currently made available to you. All travel expenses will be reimbursed by the appropriate company in the Worldwide Group in accordance with normal corporate policies applicable to senior executive officers. In Norway, you will receive the use of an automobile in accordance with existing policy. AL agrees to provide you with assistance with your tax and/or financial planning and tax return preparation.

     4. You will be entitled to all benefits available under applicable plans and policies in Norway arising from your retirement from employment by AL-Oslo and, in addition, will be entitled to receive from AL-Oslo an amount (estimated at 344,000 NOK) which, when added to amounts you are entitled to receive under Norwegian Social Security, the AL-Oslo pension plan and your individual retirement benefits equals 900,000 NOK.

     5. You will not participate in the retirement or savings plans or other benefits provided by AL or AL-US primarily for employees of AL or AL-US and certain subsidiaries of AL-US, other than (i) those described above in this letter agreement, (ii) the Stock Purchase Plan and the Deferred Compensation Plan (at your election), and (iii) as otherwise specifically approved by the Compensation Committee.

     6. For ten years (the "Consulting Period") commencing July 1, 1999 you agree to provide consulting services to management of AL in consideration of monthly payments to you of $12,000 (subject to adjustment as provided below), plus payment of your reasonable expenses incurred in performing such services. The monthly amount specified in the prior sentence shall be adjusted as of each July (beginning with the July 2000 payment) by multiplying $12,000.00 by the result derived by dividing (i) the Consumer Price Index - all Metropolitan Areas (or most similar index then published) published under authority of the United States government ("CPI") for the December preceding such June by (ii) the CPI for December 1999. Such consulting services (which shall not include services referred to in paragraph 1 above) shall be provided at mutually agreeable times and places as reasonably requested by management of AL provided that you shall not be required to provide such services on more than five days in any one month and further provided that you shall not be required to provide consulting services hereunder during any period of disability. Payment of the consulting fees to you under this paragraph 6 shall be in addition to and shall not limit or affect the receipt by you during the Consulting Period of fees for services as Chairman of the Board or as a director of AL or any other company in the Worldwide Group or any payment (including those referred to herein) to which you are entitled under any retirement, pension, savings or other benefit plan of AL-Oslo or any other company in the Worldwide Group.

     7. This letter agreement supersedes and replaces the letter agreement dated March 14, 1996.

If the foregoing accurately reflects your compensation arrangements by AL and the Worldwide Group, please sign both copies of this letter where indicated and return one original signed document to my attention.

                              Sincerely,



                              Peter G. Tombros
                              Chairman of the Compensation
Committee


The foregoing accurately reflects
my understanding:


____________________________   Date:______________
Einar W. Sissener